Exhibit 99

Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A.

www.lilly.com
Date: July 24, 2003

For Release: Immediately
Refer to: (317) 277-1302 — Robert L. Smith

Lilly Announces Strong Second Quarter Results Driven by New Product Launches
and Robust Sales Growth of Key Products
Lilly Earns $.64 per Share in the Second Quarter
Quarterly Zyprexa Sales Surpass $1 Billion for the First Time

Eli Lilly and Company (NYSE: LLY) announced financial results for the second quarter of 2003.

Second-Quarter Highlights

•	Sales increased 11 percent, to $3.088 billion, driven primarily by robust double-digit growth of Zyprexa®, Humalog®, Gemzar® and Evista®, as well as initial sales from the recent launches of Strattera®, Forteo® and Cialis®, which generated combined revenue of more than $100 million.

•	Net income and diluted earnings per share both increased 5 percent, to $692.2 million and $.64, respectively.

Pharmaceutical Product Sales Highlights

			% Change			% Change
(Dollars in millions)	Second Quarter		Over/(Under)	Year-to-Date		Over/(Under)
	2003	2002	2002	2003	2002	2002

Zyprexa	$1,045.5	$906.8	15%	$2,003.8	$1,726.1	16%
Diabetes Care Products	640.2	614.7	4%	1,273.6	1,117.5	14%
Gemzar	254.6	219.0	16%	488.5	416.5	17%
Evista	223.5	188.2	19%	437.5	366.1	20%

Significant Events Over the Last Three Months

•	Lilly received an approvable letter from the U.S. Food and Drug Administration (FDA) for Symbyax™ for the treatment of bipolar depression. The company recently filed with the FDA its complete response to the approvable letter. The company expects final FDA approval in 2004.

•	On July 10, Lilly received FDA approval to market Zyprexa as a safe and effective combination therapy with either lithium or Depakote® (divalproex sodium) for the treatment of acute manic episodes associated with bipolar I disorder. This represents another important milestone for Zyprexa in the treatment of acute bipolar mania.

•	Lilly unveiled a global effort with the World Health Organization, the U.S. Department of Health and Human Services’ Centers for Disease Control and Prevention, Brigham and Women’s Hospital (an affiliate of Harvard Medical School), Purdue University, and several companies in developing nations to increase the number of trained personnel and drugs available to meet the treatment needs resulting from the expanding crisis of Multi-Drug Resistant Tuberculosis (MDR-TB). Lilly’s total financial contribution to this effort will be approximately $70 million through 2006. For more information on this novel initiative, please see www.lillymdr-tb.com.

•	FDA investigators concluded the reinspection of the company’s dry products and injectable facilities in Indianapolis and issued a Form 483 as a part of the inspection process. Lilly and the FDA are now in the review process, and when Lilly has a thorough understanding of the outcomes of the inspection, a further update will be provided.

•	Forsteo® [teriparatide (rDNA origin) injection] was granted marketing authorization by the European Commission. Forsteo is the first bone-formation agent to receive regulatory approval across all 15-member states of the European Union for the treatment of osteoporosis in postmenopausal women.

“We are very pleased with the growth of the company’s key marketed products and the performance of our newly launched products,” said Sidney Taurel, Lilly chairman, president and chief executive officer. “Our results included strong global growth for Zyprexa, which surpassed $1 billion in quarterly sales for the first time. Further, the launches of Strattera, Forteo and Cialis also contributed significantly to our top-line growth, producing more than $100 million in combined revenue in the second quarter. The solid performance in our underlying business gives us the continued flexibility to make the investments necessary to fully optimize our products in the marketplace and prepare for the launches of up to four additional products by the end of 2004.”

Taurel continued: “Importantly, in the second quarter, we continued to invest significantly in our manufacturing operations. We are fully committed to the ongoing implementation of our GMP improvement plan and will continue to take the steps necessary to develop and maintain world-class standards in manufacturing and quality assurance.”

Second-Quarter Results
Worldwide sales for the quarter were $3.088 billion, an increase of 11 percent compared with the second quarter of 2002. This increase was driven by the strong performance of Zyprexa, Humalog, Gemzar, Evista and Strattera. Worldwide sales volume increased 3 percent, while selling prices and exchange rates increased sales by 3 and 5 percent, respectively.

Gross margins as a percent of sales decreased by 1.9 percentage points, to 79.2 percent. This decrease was due to costs associated with quality improvements as well as growth in capacity in the company’s manufacturing operations.

Overall, marketing and administrative expenses increased 14 percent, to $1.043 billion, which was attributable to marketing expenses in support of the new product launches and increased incentive compensation. Research and development expenses were $542.5 million, or 18 percent of sales. Compared with the second quarter of 2002, research and development expenses decreased 1 percent primarily due to fewer expenses for late-stage clinical trials and increased reimbursement of certain R&D expenses from collaboration partners, offset partially by increased incentive compensation. Operating expenses, in total, increased 9 percent to $1.586 billion.

Operating income increased 9 percent, to $859.4 million. Net other income declined due in part to less interest income. Net income and diluted earnings per share for the second quarter both increased 5 percent, to $692.2 million and $.64, respectively, driven by increased sales, offset partially by increased cost of goods sold and marketing and administrative expenses.

Zyprexa
In the second quarter of 2003, Zyprexa sales totaled $1.045 billion, a 15 percent increase over the second quarter of 2002. U.S. sales of Zyprexa increased 2 percent, to $647.7 million, and sales in international markets increased 45 percent, to $397.8 million. Competitive pressures contributed to the slower sales growth in the U.S. The company expects total Zyprexa sales growth to remain strong despite the domestic competitive pressures, which will likely result in some additional U.S. market share loss in the coming months. The company is taking appropriate steps to address the competitive issues in the United States, and, even with a potential loss in market share, it expects continued growth in total U.S. prescription volume.

Zyprexa’s strong international sales growth was driven by the ongoing conversion from typical to atypical antipsychotics and the bipolar mania indication. Zyprexa recorded strong growth in several key markets, including Japan, Germany, France, Italy, Spain and the United Kingdom.

Diabetes Care Products
Diabetes care revenue, composed primarily of Humulin®, Humalog and Actos®, increased 4 percent, to $640.2 million, compared with the second quarter of 2002. Diabetes care revenue decreased 3 percent in the U.S., to $390.8 million, primarily driven by a decline in Lilly Actos revenue. Diabetes care revenue outside the U.S. increased 17 percent, to $249.4 million.

In the second quarter of 2003, worldwide Humulin sales decreased 1 percent, to $255.5 million, compared with the second quarter of 2002. Worldwide Humalog sales for the second quarter were $254.1 million, an increase of 24 percent compared with a year ago. Actos generated $116.3 million of revenue for Lilly in the second quarter, which represents a decrease of 17 percent, despite continued strong underlying sales growth. As previously disclosed, since Lilly’s share of revenue from the agreement with Takeda will vary quarter to quarter based on contract terms, Actos revenue will not necessarily track with product sales. As a result, it is difficult to make quarterly comparisons for Actos revenue.

Gemzar
Gemzar had sales totaling $254.6 million for the quarter, an increase of 16 percent from the second quarter of 2002. Gemzar sales increased 2 percent in the U.S. and 37 percent outside the

U.S., to $131.8 million and $122.8 million, respectively. The U.S. Gemzar sales growth rate was negatively affected by wholesaler stocking that occurred in the second quarter of 2002.

Evista
Evista sales were $223.5 million, a 19 percent increase compared with the second quarter of 2002. U.S. sales of Evista increased 14 percent, to $159.5 million, while sales outside the United States increased 31 percent, to $64.0 million.

Xigris
Sales of Xigris® were $36.1 million, an increase of 60 percent compared with the second quarter of 2002. During the second quarter, U.S. sales of Xigris increased 20 percent, to $25.0 million, and sales outside the United States were $11.1 million.

Recent New Product Launches
Strattera, the first and only nonstimulant medicine approved for the treatment of ADHD, generated $74.8 million of sales during the second quarter. Strattera’s uptake in the market since its full launch in January 2003 continues to be impressive. In fact, Strattera reached 1 million total prescriptions during its first six months on the market.

Second quarter sales of Forteo, a new treatment for severe osteoporosis, were $13.7 million. Forteo’s initial performance continues to be in line with the company’s expectations for the product.

Cialis, a new treatment for erectile dysfunction, was launched earlier this year by the Lilly ICOS LLC joint venture in several markets outside the United States. Cialis sales in the Lilly-only territories were $15.6 million and are reported in Lilly’s revenue. Cialis sales in the European Union, a Lilly ICOS LLC joint venture territory, will be announced on August 5, 2003, the day of ICOS’s quarterly financial conference call. These Lilly ICOS LLC joint venture sales are not reported in Lilly’s revenue but rather are part of the joint venture’s income statement along with related expenses. Lilly reports its 50 percent share of the joint venture’s net income/loss in Lilly’s net other income. The joint venture results will also be announced on August 5, 2003.

Animal Health
Worldwide sales of animal health products in the second quarter were $166.5 million, an increase of 3 percent compared with the second quarter of 2002.

Year-to-Date Results
For the first six months of the year, worldwide sales increased 12 percent, to $5.978 billion, compared with sales for the same period in 2002. Net income and diluted earnings per share for the first six months decreased 15 percent and 14 percent, respectively, to $1.099 billion and $1.02, compared with results for the first six months in 2002. Adjusting for significant unusual charges for asset impairments, restructuring and other special charges that were incurred in the first quarter of 2003 (see Lilly’s first quarter sales and earnings press release dated April 22, 2003), normalized net income and diluted earnings per share for the first six months increased 5 percent and 6 percent, respectively, to $1.354 billion and $1.25, compared with the same period in the prior year. The normalized earnings growth was driven by increased sales, offset partially by increased cost of goods sold, increased marketing and administrative expenses, and lower nonoperating income.

Reconciliation of Reported to	Year-to-Date		% Over/(Under)
Normalized Year-to-Date Earnings per Share	2003	2002	2002

E.P.S. (as reported, diluted)	$1.02	$1.18	(14%)
Add back unusual charges:
Asset impairments, restructuring and other special charges (a)	.23	—

E.P.S. (normalized and diluted)	$1.25	$1.18	6%

(a)	Refer to “Operating Results — Normalized” attached to this press release for a description of the unusual charges.

Pipeline Update
The company remains poised to launch up to four additional products by the end of 2004. Included on this list is Cymbalta™, a potential new product for the treatment of depression. Cymbalta’s approval in the U.S. remains contingent upon the successful resolution of manufacturing issues, a review of the additional data in the complete response provided to the

FDA, and final labeling. Until the company learns more from the FDA, its best estimate for U.S. regulatory approval remains the fourth quarter of this year. Assuming final regulatory approval is obtained, the company currently plans a full-scale launch of Cymbalta in the U.S. in the first quarter of 2004 to ensure that sufficient inventory levels are in place to satisfy market demand. Outside of the U.S., the company expects a submission in the E.U. by the end of the year. Lilly will jointly commercialize Cymbalta internationally (excluding Japan) with Boehringer Ingelheim.

In addition to Cymbalta, the company remains on track for approvals in 2004 for Alimta® (mesothelioma), Symbyax (bipolar depression) and duloxetine (stress urinary incontinence).

Regarding Cialis, LillyICOS remains on track for an approval in the United States at the end of this year.

Financial Expectations for Third Quarter and Full Year 2003
The company expects earnings per share to be in the range of $.65 to $.67 for the third quarter of 2003 and reconfirmed normalized earnings-per-share expectations of $2.50 to $2.60 for the full year 2003. The full-year earnings guidance excludes the asset impairments, restructuring and other special charges that were incurred during the first quarter of 2003. The company notes that, if the first-quarter unusual items were not excluded, then the reported earnings-per-share guidance for 2003 would be $2.27 to $2.37. In addition, the company’s earnings guidance for the third quarter and full year excludes future unusual items. The company is not aware at this time of any material unusual items that will occur in the remainder of 2003.

For the full-year 2003, the company expects low double-digit sales growth, gross margins to contract about 200 to 250 basis points, marketing and administrative expenses to grow in the mid-teens, and research and development expenses to grow in the mid-to-high single digits. Further, the company expects that nonoperating income (net other income less interest expense) will be approximately $120 to $140 million for 2003 and that the tax rate should remain essentially constant.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the second-quarter 2003 earnings conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:30 a.m. to 10:30 a.m. Eastern Daylight Time (8:30 a.m. to 9:30 a.m. Indianapolis time) and will be available for replay via the website through August 22, 2003.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com.

This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. In particular, there is substantial uncertainty surrounding the ultimate impact of the company’s manufacturing compliance issues on the timing of new product launches and on the company’s results. The failure to resolve these issues to the FDA’s satisfaction could result in delayed product approvals, recalls, fines and penalties, and other sanctions. The earnings guidance provided in this release assumes no significant financial penalties from the FDA related to the company’s manufacturing issues. The company’s results may also be affected by such factors as competitive developments affecting current growth products, rate of sales growth of recently launched products, the timing of anticipated regulatory approvals and launches of new products, other regulatory developments and litigation involving current and future products and manufacturing facilities, the impact of governmental actions regarding coverage and reimbursement for pharmaceuticals, and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see Exhibit 99 to the company’s latest Form 10-Q filed May 2003. The company undertakes no duty to update forward-looking statements.

# # #

Actos® (pioglitazone hydrochloride, Takeda), Takeda
Alimta® (pemetrexed, Lilly)
Cialis® (tadalafil, ICOS), Lilly ICOS LLC
Cymbalta™ (duloxetine hydrochloride, Lilly)
Depakote® (divalproex sodium, Abbott)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Forsteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humatrope® (somatropin of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Prozac® (fluoxetine hydrochloride, Dista)

ReoPro® (abciximab, Centocor), Lilly
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax™ (olanzapine fluoxetine combination or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Zyprexa® (olanzapine, Lilly)
Zyprexa® IntraMuscular (olanzapine, Lilly)

Eli Lilly and Company
Operating Results (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2003	2002	2003	2002

Net sales	$3,088.2	$2,775.2	$5,977.6	$5,336.3
Cost of sales	643.0	524.9	1,264.3	1,055.0
Research and development	542.5	545.5	1,072.1	1,048.3
Marketing and administrative	1,043.3	915.2	1,957.8	1,692.5
Asset impairments, restructuring and other special charges	—	—	353.9	—

Operating income	859.4	789.6	1,329.5	1,540.5
Interest expense	(19.9)	(23.9)	(35.4)	(33.5)
Other income — net	48.4	78.5	87.7	143.9

Income before income taxes	887.9	844.2	1,381.8	1,650.9
Income taxes	195.7	185.7	282.6	363.2

Net income	$692.2	$658.5	$1,099.2	$1,287.7

Earnings per share — basic	$0.64	$0.61	$1.02	$1.20

Earnings per share — diluted	$0.64	$0.61	$1.02	$1.18

Dividends paid per share	$0.335	$0.31	$0.67	$0.62
Weighted-average shares outstanding (thousands)	1,076,794	1,077,333	1,076,435	1,077,232
Weighted-average shares outstanding (thousands) — diluted	1,082,408	1,086,353	1,082,160	1,086,924

Eli Lilly and Company
Operating Results (Unaudited) — NORMALIZED
(Dollars in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2003	2002	2003 (a)	2002

Net sales	$3,088.2	$2,775.2	$5,977.6	$5,336.3
Cost of sales	643.0	524.9	1,264.3	1,055.0
Research and development	542.5	545.5	1,072.1	1,048.3
Marketing and administrative	1,043.3	915.2	1,957.8	1,692.5

Operating income	859.4	789.6	1,683.4	1,540.5
Interest expense	(19.9)	(23.9)	(35.4)	(33.5)
Other income — net	48.4	78.5	87.7	143.9

Income before income taxes	887.9	844.2	1,735.7	1,650.9
Income taxes	195.7	185.7	381.9	363.2

Net income	$692.2	$658.5	$1,353.8	$1,287.7

Earnings per share — basic	$0.64	$0.61	$1.26	$1.20

Earnings per share — diluted	$0.64	$0.61	$1.25	$1.18

Dividends paid per share	$0.335	$0.31	$0.67	$0.62
Weighted-average shares outstanding (thousands)	1,076,794	1,077,333	1,076,435	1,077,232
Weighted-average shares outstanding (thousands) — diluted	1,082,408	1,086,353	1,082,160	1,086,924

(a)  The 2003 year-to-date amounts are adjusted to exclude significant unusual charges for asset impairments, restructuring and other special charges. The amount of the total unusual charges was $353.9 million. As disclosed in Lilly’s first quarter sales and earnings press release dated April 22, 2003, this amount consisted of 1) $114.6 million (pre-tax) or $.07 per share (after-tax) for asset impairments, primarily manufacturing assets, related to the company’s ongoing strategic review; 2) $186.8 million (pre-tax) or $.13 per share (after-tax) for asset impairments and other charges related primarily to the company’s common stock ownership and loan agreements with Isis Pharmaceuticals, Inc.; and 3) $52.5 million (pre-tax) or $.03 per share (after-tax) for severance-related and other charges in order to streamline the company’s infrastructure.

Eli Lilly and Company
Major Pharmaceutical Product Sales and Revenues (Unaudited)
(Dollars in millions)

			% Change		June		% Change
	Second Quarter		Over/(Under)	Year-to-Date			Over/(Under)
	2003	2002	2002	2003		2002	2002

Zyprexa	$1,045.5	$906.8	15%	$2,003.8		$1,726.1	16%
Humalog	254.1	204.8	24%	502.9		382.1	32%
Humulin	255.5	257.6	(1%)	496.5		492.1	1%
Gemzar	254.6	219.0	16%	488.5		416.5	17%
Evista	223.5	188.2	19%	437.5		366.1	20%
Prozac family	175.0	194.9	(10%)	325.0		381.0	(15%)
Actos	116.3	140.5	(17%)	249.5		214.3	16%
ReoPro	94.5	101.0	(7%)	187.6		192.8	(3%)
Humatrope	90.5	82.6	10%	175.4		160.2	9%
Strattera	74.8	—	N/M	129.7		—	N/M

Eli Lilly and Company
Consolidated Balance Sheets

	June 30, 2003	December 31, 2002

	(Dollars in millions)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,037.3	$1,945.9
Short-term investments	947.7	1,708.8
Accounts receivable, net of allowances for doubtful amounts of $68.4 (2003) and $66.4 (2002)	1,684.4	1,670.3
Other receivables	423.0	403.9
Inventories	1,709.9	1,495.4
Deferred income taxes	419.0	331.7
Prepaid expenses	541.6	248.1

TOTAL CURRENT ASSETS	7,762.9	7,804.1

OTHER ASSETS
Prepaid pension	1,599.0	1,515.4
Investments	3,687.8	3,150.4
Sundry	1,308.7	1,279.1

	6,595.5	5,944.9
PROPERTY AND EQUIPMENT
Land, buildings, equipment, and construction-in-progress	10,100.3	9,546.1
Less allowances for depreciation	(4,408.2)	(4,253.1)

	5,692.1	5,293.0

	$20,050.5	$19,042.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term borrowings	$160.1	$545.4
Accounts payable	580.1	676.9
Employee compensation	312.9	231.7
Dividends payable	378.4	375.8
Income taxes payable	1,695.4	1,761.9
Other liabilities	1,840.7	1,471.8

TOTAL CURRENT LIABILITIES	4,967.6	5,063.5

LONG-TERM DEBT	4,861.9	4,358.2
OTHER NONCURRENT LIABILITIES	1,535.5	1,346.7

	6,397.4	5,704.9

COMMITMENTS AND CONTINGENCIES	—	—

SHAREHOLDERS’ EQUITY
Common stock	701.4	702.1
Additional paid-in capital	2,610.0	2,610.0
Retained earnings	8,675.4	8,500.1
Employee benefit trust	(2,635.0)	(2,635.0)
Deferred costs-ESOP	(120.7)	(123.3)
Accumulated other comprehensive loss	(441.3)	(670.8)

	8,789.8	8,383.1
Less cost of common stock in treasury	104.3	109.5

	8,685.5	8,273.6

	$20,050.5	$19,042.0